Exhibit 10.4

THIRD AMENDMENT TO
AND REINSTEMENT OF
AGREEMENT OF PURCHASE AND SALE

This Third Amendment to and Reinstatement of Agreement of Purchase and Sale (“Amendment”) is made effective as of February __, 2008, by and between Realvest-Monroe CommerCenter L.L.C., a Florida limited liability company (“Seller”), and Cornerstone Operating Partnership, L.P., a Delaware limited partnership  ("Purchaser").

RECITALS:

A.          Purchaser and Seller are parties to that certain Agreement of Purchase and Sale dated November 29, 2007, as amended by that certain First Amendment to Agreement of Purchase and Sale dated January 15, 2008, and that Second Amendment to Agreement of Purchase and Sale dated January 28, 2008 (collectively, the "Agreement").

B.          Seller delivered to Purchaser notice of termination dated February 4, 2008 (the “Seller’s Notice of Termination”).

C.          Seller wants to rescind Seller’s Notice of Termination and Seller and Purchaser want to reinstate the Agreement subject to certain terms and conditions.

AGREEMENTS:

1.           Termination.  Seller’s Notice of Termination is withdrawn and the Agreement is reinstated, in full force and effect.

2.           Inspection Period and Approval Matters.  The Inspection Period has ended and Approval Matters in Second Amendment to Agreement of Purchase and Sale dated January 18, 2008, have been approved by Purchaser.

3.           Additional Earnest Money Deposit.  Purchaser shall deliver the Additional Earnest Money Deposit in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) to Escrow Agent within two (2) business days of full execution of this Amendment.

4.           Amendment to the Reciprocal Grant of Easements.  On or before Monday, March 3, 2008, Seller will obtain and record a fully executed Amendment to the Reciprocal Grant of Easements in the same form and content as is attached hereto as Exhibit A.

5.           Assumption of Mortgage.  The Agreement and Purchaser’s obligation to close are contingent upon Transamerica Life Insurance Company (the “Mortgagee”) approving the assumption by Purchaser of, and release of Seller from, the indebtedness secured by the mortgage in favor of AmSouth Bank recorded in Official Records Book 4433, Page 2, as modified in Official Records Book 5236, Page 252, and in Official Records Book 5476, Page 444, and as assigned to Mortgagee by Assignment of Mortgage in Official Records Book 5476, Page 438, all of Public Records of Seminole County, Florida (the “Mortgage”).  Purchaser shall promptly provide the name of the guarantor, guarantor financial information, a firm summary on Cornerstone, a list of other holdings in Florida, and a general list of other holdings outside of Florida to the Mortgagee no later than Monday, March 3, 2008.  Purchaser shall pay all costs associated with obtaining the assumption and release.  If Purchaser does not deliver notice to Seller on or before 5:00 p.m. Eastern Standard Time, March 31, 2008, that Purchaser has (i) approved the form of the Mortgage, and (ii) obtained the assumption and release on terms and conditions acceptable to Purchaser in each case, in Purchaser’s sole and absolute discretion, or that Purchaser has waived this condition, the Agreement shall terminate and the Earnest Money shall be refunded to Purchaser.

6.           Roof Warranties.  This Agreement and Purchaser’s obligation to close are contingent upon Seller providing roof warranties to Purchaser.   If Purchaser does not deliver notice to Seller on or before 5:00 p.m. Eastern Standard Time, March 31, 2008, that Purchaser has received roof warranties that are acceptable to Purchaser, in Purchaser’s sole and absolute discretion, or that Purchaser has waived this condition, the Agreement shall terminate and the Earnest Money shall be refunded to Purchaser.

7.           Prepayment Penalty Credit.   Purchaser shall have a credit on the closing statement in the amount of Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) against the Purchase Price.

8.           Closing Date.  The Closing Date will be on or before Tuesday, April 15, 2008.  Purchaser may obtain one (1) thirty (30) day extension of the Closing Date by delivering written notice to Seller no later than Tuesday, April 1, 2008 and depositing with Escrow Agent an additional Two Hundred Fifty Thousand Dollars ($250,000.00) (“Second Additional Earnest Money Deposit”) no later than Thursday, April 3, 2008.  Thereafter, Purchaser may obtain one (1) additional (30) day extension of the Closing Date by delivering written notice to Seller no later than Thursday, May 1, 2008 and depositing with Escrow Agent an additional Two Hundred Fifty Thousand Dollars ($250,000.00) (“Third Additional Earnest Money Deposit”) no later than Monday, May 5, 2008.  If Purchaser fails to timely provide notice and make the required deposit, the right to extend and any subsequent right to extend shall terminate.

9.           Earnest Money Deposit.  As stated on paragraph 1.3(a) of the Agreement, the Initial Money Deposit and the Additional Money Deposit are referred to as the “Earnest Money Deposit”.  If deposited, the Second Additional Earnest Money Deposit, the Third Additional Earnest Money Deposit, and all interest earned thereon shall become part of the Earnest Money Deposit and subject to all of the terms of the Agreement, as amended by this Amendment, related to the Earnest Money Deposit.  The Earnest Money Deposit is nonrefundable except as provided in paragraphs 5 and 6 of this Amendment or in the event of a Seller default.

10.         Defined Terms.  All capitalized terms in this Amendment shall have the same meaning as that set forth in the Agreement unless defined otherwise herein.

11.         Counterparts. This Amendment may be executed in counterparts each of which shall be deemed a fully executed original.

12.         Ratification.  Except as expressly set forth in this Amendment, the Agreement remains unmodified and in full force and effect. Should there be any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control.

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Signatures on next page.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the day and year first above written.

SELLER:
Realvest–Monroe CommerCenter, L.L.C., a Florida limited liability company
By: Realvest Development, LLC, a Florida limited liability company, as its Manager
By: Realvest Holdings, LLC, a Florida limited liability company, as its manager

By:	/s/ George D. Livingston
George D. Livingston, its managing member

PURCHASER:
Cornerstone Operating Partnership, L.P., a
Delaware limited partnership
By:	Cornerstone Core Properties REIT, INC.,
a Maryland corporation, its general partner

By:	/s/ Authorized Signatory
Name:
Title: